                                                                       EXHIBIT 11.1



                             SNYDER OIL CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
               FOR THE YEARS ENDED DECEMBER 31, 1992, 1992 AND 1994
                      (In thousands except per share data)

                                                            Year Ended December 31,
                                                       --------------------------------
                                                          1992       1993       1994
                                                        --------   --------   --------
Income before extraordinary item                        $14,597    $22,538    $12,372
Extraordinary item-early extinguishment of debt               0     (2,993)         0
                                                        --------   --------   --------
Net income                                               14,597     19,545     12,372
Dividends on preferred stock                             (4,800)    (9,100)   (10,806)
                                                        --------   --------   --------
     Net income available to common                     $ 9,797    $10,445    $ 1,566
                                                        ========   ========   ========

Weighted average shares outstanding                      22,722     23,096     23,704
Add common stock equivalents                              6,823     10,356     11,706
                                                        --------   --------   --------
     Weighted average common stock
      and equivalents outstanding                        29,545     33,452     35,410
                                                        ========   ========   ========

Primary net income per share:

Income before extraordinary item                        $   .64    $   .97    $   .52
Extraordinary item-early extinguishment of debt             -         (.13)       -
                                                        --------   --------   --------
Net income                                                  .64        .84        .52
Dividends on preferred stock                               (.21)      (.39)      (.45)
                                                        --------   --------   --------
     Net income available to common                     $   .43    $   .45    $   .07
                                                        ========   ========   ========

Fully diluted net income per share:

Income before extraordinary item                        $   .49    $   .67    $   .35
Extraordinary item-early extinguishment of debt             -         (.09)       -
                                                        --------   --------   --------
Net income                                                  .49        .58        .35
Dividends on preferred stock                                -          -          -
                                                        --------   --------   --------
     Net income available to common                     $   .49    $   .58    $   .35
                                                        ========   ========   ========
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